FOR IMMEDIATE RELEASE

December 22, 2005

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   December 22, 2005……..

On December 21, 2005, Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) announced the acquisition of a 53,202 square foot industrial building in the Newport Tech Center at 2050 Cygnet Heights, El Paso County, Colorado Springs, Colorado, for a purchase price of approximately $5,600,000.  The property is net-leased to FedEx Ground Package System, Inc., a subsidiary of Federal Express Corporation, for ten years.

The building was purchased from Jones Colorado Springs, LLC., a Missouri limited liability company, which constructed the building for the tenant.

According to Cynthia J. Morgenstern, Executive Vice President, “This  purchase marks the third time in the current fiscal year that Monmouth has acquired a project from Jones, the most recent being another FedEx Ground facility in Richfield, Ohio, earlier this month.   We continue to be very pleased with the quality of construction projects offered by Kevin Jones and hope to work with him again in the near future.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio now consists of forty industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio,  Wisconsin, Arizona, Georgia, Colorado and Alabama.  In addition, the Company owns a portfolio of REIT securities.

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